Goldman Sachs Funds

RESEARCH SELECT FUNDSM	Semiannual Report February 28, 2006

Long-term growth of capital potential through a focused portfolio of U.S. equity investments

Asset Management

Goldman Sachs Research Select FundSM

The Research Select Fund invests primarily in U.S. equity investments and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions.The Fund may invest in securities of any capitalization, including mid-cap and small-cap companies, which involve greater risks than those associated with larger, more established companies and may be subject to more abrupt or erratic price movements.

NOT FDIC-INSURED	May Lose Value	No Bank Guarantee

GOLDMAN SACHS RESEARCH SELECT FUND

How Is the Goldman Sachs
Research Select Fund Constructed?

Through this Fund, investors can access the best research ideas of the Goldman Sachs Value and Growth investment teams.

PORTFOLIO RESULTS

Research Select Fund

Dear Shareholder,

This report provides an overview on the performance of the Goldman Sachs Research Select Fund during the six-month reporting period that ended February 28, 2006.

  Performance Review

Over the six-month period that ended February 28, 2006, the Fund’s Class A, B, C, Institutional and Service Shares generated cumulative total returns, without sales charges, of 6.84%, 6.52%, 6.52%, 7.20% and 7.45%, respectively. These returns compare to the 5.93% cumulative total return of the Fund’s benchmark, the S&P 500 Index (with dividends reinvested), over the same time period.

The Fund generated positive returns and outperformed its benchmark during the reporting period. From a growth stock perspective, the portfolio benefited from stock selection in the Energy sector and select holdings in a number of other sectors. Conversely, weakness in select Health Care companies and an underweight in the Consumer Cyclicals sector detracted from results.

From a value stock perspective, the portfolio benefited from stock selection in the Energy and Consumer Discretionary industries. Conversely, weakness in Consumer Cyclicals, Health Care and Utilities detracted from performance.

In terms of growth-oriented Energy stocks, strong Fund performers included Schlumberger Ltd., Baker Hughes, Inc. and Suncor Energy, Inc. Schlumberger declared a 2-for-1 stock split and increased its dividend by nearly 20% during the period. In addition to this shareholder-friendly action, the company reported full-year earnings results that surpassed consensus expectations. Similarly, Baker Hughes benefited from the industry’s increased efforts to find hydrocarbons, as well as several analyst upgrades. Oil sands company Suncor Energy finished 2005 strongly as output increased and its profits doubled during the fourth quarter. Oil sands companies are characterized as non-conventional oil companies since they primarily mine tar sands to obtain oil versus conventional oil companies that use a traditional well-based method. Until recently, removing oil from tar sands was not believed to be a profitable venture, but we believe that has changed over the past few years with the development of lower-cost extraction methods, combined with higher oil prices. In the beginning of 2006, the company’s output was cut in half by a fire, but it recovered quickly. Elsewhere, Freddie Mac rallied during the period as it announced a $2 billion stock buyback plan. We believe this indicates that Freddie Mac is focused on strengthening its business. Freddie Mac currently holds an additional $4.8 billion in excess capital above the imposed capital surcharge.

Detracting from the growth portion of the portfolio were several stocks, including Cendant Corp. Cendant announced plans to break up the company into four parts and downwardly revised its earnings guidance for the fourth quarter of 2005 and 2006, citing weakness in its travel businesses. Its stock fell sharply on the news. In terms of the restructuring, we think that it is to Cendant’s advantage to break up the company, as we believe the conglomerate strategy has been a factor in Cendant’s lagging stock price.

In terms of the value portion of the portfolio, Burlington Resources, Inc. enhanced results as its shares rose sharply during the reporting period. While we are positive on the

PORTFOLIO RESULTS

fundamentals for North American natural gas and supply/demand trends, Energy companies differ widely in their capital allocation disciplines and effectiveness in growing their reserves. We continue to favor Energy companies with strong, shareholder-oriented management teams, quality reserves, high returns on invested capital and low cost structures. Burlington Resources has a management team that we believe is executing well from an operating and a financial standpoint.

An example of a stock in the value portion of the portfolio that detracted from results was Health Care company Amgen, Inc. While Amgen was one of our top performers in 2005, its shares fell during the period. Despite this recent weakness, we continue to find Amgen to be attractively valued relative to its industry peers. In addition, we continue to believe in the strong leadership of the company’s management team, which recently raised its share buyback plan.

SECTOR ALLOCATION AS OF 2/28/06

Percentage of Portfolio

The percentage shown for each investment category reflects the value of investments in that category as a percentage of market value. Short-term investments include repurchase agreements.

PORTFOLIO RESULTS

  Portfolio Positioning

The Goldman Sachs Research Select Fund is a U.S. large-cap portfolio that blends the “best ideas” from Goldman Sachs Asset Management’s Growth and Value Investment Teams. During the reporting period, these teams continued to utilize their disciplined investment process to seek compelling investment opportunities. Throughout the period, the Fund continued to be style neutral.

  Portfolio Highlights

During the reporting period, there were a number of holdings that enhanced results, including the following:

■	J.C. Penney Co., Inc. — In Consumer Cyclicals, J.C. Penney was a positive contributor to performance. We believe recent progress in the company’s turnaround, including share buybacks and improved operating results, lifted the stock to higher levels. While the turnaround has been impressive to date, we feel company management remains keenly focused on improving operating margins and store productivity.

■	The McGraw-Hill Cos., Inc. — Ratings agency McGraw-Hill, which owns Standard & Poor’s (S&P), performed well during the period. Its business meets our investment criteria as it operates in an industry environment that can be characterized as quasi-monopolistic or a “partnership-monopoly.” This is because most issuers tend to have at least two ratings, one from S&P and one from Moody’s. The two companies rate approximately 90% of the debt issuance in the U.S. We believe McGraw Hill’s growth is supported by favorable secular trends such as the globalization of capitalism, deregulation and financial innovation.

■	Caremark Rx, Inc. — Caremark Rx, a pharmacy benefit manager, contributed to performance during the period. At the end of 2005, the company announced a 34% rise in third quarter earnings as a result of strength in its mail order and generic pharmaceutical divisions. In addition, the company provided an outlook for its operations in 2006 that was in line with expectations. Caremark designs and administers programs for reducing drug costs, primarily by designing drug formularies and mail order prescriptions.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs Growth and Value Investment Teams

New York, March 17, 2006

FUND BASICS

Research Select Fund

as of February 28, 2006

PERFORMANCE REVIEW

September 1, 2005–February 28, 2006	Fund Total Return (based on NAV)[1]	S&P 500 Index[2]

Class A	6.84%	5.93%
Class B	6.52	5.93
Class C	6.52	5.93
Institutional	7.20	5.93
Service	7.45	5.93

[1]	The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges.
[2]	The S&P 500 Index is the Standard & Poor’s 500 Composite Index of 500 stocks, an unmanaged index of common stock prices. The Index figures do not include any deduction for fees, expenses or taxes. It is not possible to invest directly in an unmanaged index.

STANDARDIZED TOTAL RETURNS[3]

For the period ended 12/31/05	One Year	Five Years	Since Inception	Inception Date

Class A	-2.56%	-6.19%	-6.67%	6/19/00
Class B	-2.64	-6.19	-6.58	6/19/00
Class C	1.36	-5.83	-6.41	6/19/00
Institutional	3.44	-4.75	-5.35	6/19/00
Service	3.44	-5.12	-5.71	6/19/00

[3]	The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at NAV. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns.

The returns represent past performance. Past performance does not guarantee future results. The Fund’s investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above. Please visit our Web site at: www.gs.com/funds to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

TOP 10 HOLDINGS AS OF 2/28/06[4]

Holding	% of Net Assets	Line of Business

Burlington Resources, Inc.	4.1%	Natural Gas
Exxon Mobil Corp.	4.0	Oil & Gas
Freddie Mac	3.8	Specialty Finance
PepsiCo, Inc.	3.2	Beverages
Microsoft Corp.	3.2	Computer Software
Exelon Corp.	3.1	Electrical Utilities
QUALCOMM, Inc.	3.1	Semiconductors
The McGraw-Hill Companies, Inc.	3.0	Commercial Services
Bank of America Corp.	3.0	Banks
Schlumberger Ltd.	3.0	Oil Well Services & Equipment

[4]	The top 10 holdings may not be representative of the Fund’s future investments.

GOLDMAN SACHS RESEARCH SELECT FUND

Statement of Investments

February 28, 2006 (Unaudited)

Shares	Description	Value
Common Stocks – 97.8%

Aerospace & Defense – 4.0%
31,837	General Dynamics Corp.	$3,924,547
46,930	United Technologies Corp.	2,745,405

		6,669,952

Banks – 9.4%
109,274	Bank of America Corp.	5,010,213
119,557	J.P. Morgan Chase & Co.	4,918,575
49,367	Washington Mutual, Inc.	2,107,971
55,534	Wells Fargo & Co.	3,565,282

		15,602,041

Beverages – 3.2%
90,800	PepsiCo, Inc.	5,367,188

Biotechnology – 2.0%
43,326	Amgen, Inc.*	3,270,680

Broadcasting & Cable/ Satellite TV – 0.0%
740	CBS Corp. Class B	18,100

Commercial Services – 3.0%
95,410	The McGraw-Hill Cos., Inc.	5,065,317

Computer Services – 2.8%
104,680	First Data Corp.	4,724,208

Computer Software – 6.5%
30,410	Electronic Arts, Inc.*	1,580,408
196,915	Microsoft Corp.	5,297,013
313,257	Oracle Corp.*	3,890,652

		10,768,073

Drugs & Medicine – 1.6%
61,700	Abbott Laboratories	2,725,906

Electric Utilities – 3.1%
89,890	Exelon Corp.	5,133,618

Foods – 1.8%
48,000	Wm. Wrigley Jr. Co.	3,049,920

Gaming/ Lodging – 2.9%
107,460	Cendant Corp.	1,785,985
41,290	Harrah’s Entertainment, Inc.	2,969,577

		4,755,562

Home Building & Related – 0.8%
31,755	American Standard Companies, Inc.	1,256,863

Household/ Personal Care – 1.7%
45,733	Procter & Gamble Co.	2,740,779

Insurance – 3.3%
37,900	AMBAC Financial Group, Inc.	2,848,185
39,837	XL Capital Ltd.	2,690,989

		5,539,174

Internet & Online – 1.0%
4,710	Google, Inc.*	1,707,940

Medical Products – 5.5%
92,448	Baxter International, Inc.	3,499,157
36,980	Medtronic, Inc.	1,995,071
47,640	Stryker Corp.	2,201,921
20,190	Zimmer Holdings, Inc.*	1,396,744

		9,092,893

Movies & Entertainment – 2.5%
25,103	The Walt Disney Co.	702,633
122,170	Time Warner, Inc.	2,114,763
34,450	Viacom, Inc. Class B*	1,376,622

		4,194,018

Natural Gas – 4.1%
75,338	Burlington Resources, Inc.	6,793,981

Networking/ Telecommunication Equipment – 2.6%
215,280	Cisco Systems, Inc.*	4,357,267

Oil & Gas – 6.9%
42,230	Canadian Natural Resources Ltd.	2,304,069
113,431	Exxon Mobil Corp.	6,734,398
32,670	Suncor Energy, Inc.	2,442,083

		11,480,550

Oil Well Services & Equipment – 5.3%
57,712	Baker Hughes, Inc.	3,922,685
42,950	Schlumberger Ltd.	4,939,250

		8,861,935

Pharmacy Benefit Manager – 2.0%
67,400	Caremark Rx, Inc.*	3,353,150

Retailing – 5.6%
38,747	J. C. Penney Co., Inc.	2,272,124
62,540	Lowe’s Companies, Inc.	4,263,977
62,000	Wal-Mart Stores, Inc.	2,812,320

		9,348,421

Semiconductors – 4.5%
66,270	Linear Technology Corp.	2,442,712
108,380	QUALCOMM, Inc.	5,116,620

		7,559,332

Specialty Finance – 7.4%
47,910	American Express Co.	2,581,391
96,700	Countrywide Financial Corp.	3,334,216
94,400	Freddie Mac	6,361,616

		12,277,223

Telecommunications – 3.0%
104,660	American Tower Corp.*	3,331,328
23,450	Research In Motion Ltd.*	1,653,928

		4,985,256

Telephone Utilities – 0.9%
55,408	AT&T, Inc.	1,528,707

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS RESEARCH SELECT FUND

Shares	Description	Value
Common Stocks – (continued)

Tobacco – 0.4%
9,934	Altria Group, Inc.	$714,255

TOTAL COMMON STOCKS
(Cost $136,184,553)		$162,942,309

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement – 2.0%

Joint Repurchase Agreement Account II(a)
$3,300,000	4.57%	03/01/2006	$3,300,000
Maturity Value: $3,300,419
(Cost $3,300,000)

TOTAL INVESTMENTS – 99.8%
(Cost $139,484,553)			$166,242,309

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	Joint repurchase agreement was entered into on February 28, 2006.

ADDITIONAL INVESTMENT INFORMATION

JOINT REPURCHASE AGREEMENT ACCOUNT II — At February 28, 2006, the Fund had an undivided interest in the following Joint Repurchase Agreement Account II which equaled $3,300,000 in principal amount.

	Principal	Interest	Maturity	Maturity
Repurchase Agreements	Amount	Rate	Date	Value

Banc of America Securities LLC	$3,019,900,000	4.56%	03/01/2006	$3,020,282,521

Barclays Capital PLC	3,000,000,000	4.57	03/01/2006	3,000,380,833

Credit Suisse First Boston LLC	500,000,000	4.57	03/01/2006	500,063,472

Deutsche Bank Securities, Inc.	3,020,000,000	4.57	03/01/2006	3,020,383,372

Greenwich Capital Markets	300,000,000	4.58	03/01/2006	300,038,167

J.P. Morgan Securities, Inc.	400,000,000	4.56	03/01/2006	400,050,667

Morgan Stanley & Co.	2,925,000,000	4.57	03/01/2006	2,925,371,312

UBS Securities LLC	1,500,000,000	4.57	03/01/2006	1,500,190,417

Wachovia Capital Markets	400,000,000	4.58	03/01/2006	400,050,889

TOTAL	$15,064,900,000			$15,066,811,650

At February 28, 2006, the Joint Repurchase Agreement Account II was fully collateralized by the following securities: Federal Home Loan Bank, 0.00% to 11.25%, due 03/16/2006 to 05/15/2012; Federal Home Loan Mortgage Association, 3.50% to 11.00%, due 04/01/2006 to 03/01/2036; Federal National Mortgage Association, 2.37% to 10.50%, due 06/15/2006 to 03/01/2036 and U.S. Treasury Notes, 3.87% to 4.25%, due 05/15/2010 to 08/15/2013. The aggregate market value of the collateral, including accrued interest, was $15,375,491,397.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS RESEARCH SELECT FUND

Statement of Assets and Liabilities

February 28, 2006 (Unaudited)

Assets:

Investment in securities, at value (identified cost $139,484,553)	$166,242,309
Cash	33,377
Receivables:
Investment securities sold	2,710,819
Dividends and interest	164,590
Fund shares sold	6,398
Reimbursement from adviser	5,152
Other assets	1,324

Total assets	169,163,969

Liabilities:

Payables:
Investment securities purchased	1,739,057
Fund shares repurchased	521,017
Amounts owed to affiliates	242,618
Accrued expenses	118,183

Total liabilities	2,620,875

Net Assets:

Paid-in capital	546,957,102
Accumulated undistributed net investment loss	(327,618)
Accumulated net realized loss on investment transactions	(406,844,146)
Net unrealized gain on investments	26,757,756

NET ASSETS	$166,543,094

Net Assets:
Class A	$55,028,423
Class B	79,065,740
Class C	30,426,579
Institutional	2,020,972
Service	1,380

Shares Outstanding:
Class A	7,335,812
Class B	11,001,525
Class C	4,230,354
Institutional	263,649
Service	184

Total shares of beneficial interest outstanding, $0.001 par value (unlimited shares authorized)	22,831,524

Net asset value, offering and redemption price per share:(a)
Class A	$7.50
Class B	7.19
Class C	7.19
Institutional	7.67
Service	7.50

(a)	Maximum public offering price per share (NAV per share multiplied by 1.0582) for Class A Shares is $7.94. At redemption, Class B and Class C Shares may be subject to a contingent deferred sales charge, assessed on the amount equal to the lesser of the current net asset value or the original purchase price of the shares.

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS RESEARCH SELECT FUND

Statement of Operations

For the Six Months Ended February 28, 2006 (Unaudited)

Investment income:

Dividends(a)	$1,315,968
Interest (including securities lending income of $225)	48,306

Total income	1,364,274

Expenses:

Management fees	881,914
Distribution and Service fees(b)	653,531
Transfer agent fees(c)	166,095
Custody and accounting fees	50,101
Professional fees	28,574
Registration fees	19,597
Trustee fees	7,138
Service Share fees	24
Other	3,964

Total expenses	1,810,938

Less — expense reductions	(97,981)

Net expenses	1,712,957

NET INVESTMENT LOSS	(348,683)

Realized and unrealized gain (loss) on investment transactions:

Net realized gain from investment transactions (including commissions recaptured of $11,935)	13,227,589
Net change in unrealized gain (loss) on investments	(1,603,392)

Net realized and unrealized gain on investment transactions	11,624,197

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$11,275,514

(a)	Foreign taxes withheld on dividends were $778.
(b)	Class A, Class B and Class C Shares had Distribution and Service fees of $72,864, $421,571 and $159,096, respectively.
(c)	Class A, Class B, Class C, Institutional Class and Service Class Shares had Transfer agent fees of $55,376, $80,099, $30,228, $390 and $2, respectively.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS RESEARCH SELECT FUND

Statements of Changes in Net Assets

	For the
	Six Months Ended	For the
	February 28, 2006	Year Ended
	(Unaudited)	August 31, 2005

From operations:

Net investment income (loss)	$(348,683)	$1,459
Net realized gain from investment transactions	13,227,589	32,713,329
Net change in unrealized gain (loss) on investments	(1,603,392)	(10,461,220)

Net increase in net assets resulting from operations	11,275,514	22,253,568

Distributions to shareholders:

From net investment income
Institutional Shares	(1,463)	—

Total distributions to shareholders	(1,463)	—

From share transactions:

Proceeds from sales of shares	1,769,529	9,893,325
Reinvestment of dividends and distributions	1,322	—
Cost of shares repurchased	(37,135,551)	(87,632,589)

Net decrease in net assets resulting from share transactions	(35,364,700)	(77,739,264)

TOTAL DECREASE	(24,090,649)	(55,485,696)

Net assets:

Beginning of period	190,633,743	246,119,439

End of period	$166,543,094	$190,633,743

Accumulated undistributed net investment income (loss)	$(327,618)	$22,528

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS RESEARCH SELECT FUND

Notes to Financial Statements

February 28, 2006 (Unaudited)

1. ORGANIZATION

Goldman Sachs Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (“the Act”) as an open-end management investment company. The Trust includes the Goldman Sachs Research Select Fund (the “Fund”). The Fund is a diversified portfolio offering five classes of shares — Class A, Class B, Class C, Institutional and Service. Class A Shares of the Fund are sold with front-end sales charge of up to 5.50%. Class B Shares of the Fund are sold with a contingent deferred sales charge that declines from 5.00% to zero, depending upon the period of time the shares are held. Class C Shares of the Fund are sold with a contingent deferred sales charge of 1.00% during the first 12 months. Institutional and Service Class Shares of the Fund are not subject to a sales charge. Such sales loads are paid directly to Goldman Sachs & Co. (“Goldman Sachs”) as distributor of the Fund.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in equity securities and investment companies traded on a U.S. securities exchange or the NASDAQ system are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, such securities and investment companies are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/dealer-supplied valuations or matrix pricing systems. Unlisted equity securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies (other than those that are exchange traded) are valued at the net asset value per share on the valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed not to reflect market value by the investment adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.

B. Security Transactions and Investment Income — Security transactions are reflected as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes, if any, which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted.

     Net investment income (other than class-specific expenses) and unrealized and realized gains or losses of the Fund are allocated daily to each class of shares of the Fund based upon the relative proportion of net assets of each class.

C. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line and/or pro rata basis depending upon the nature of the expense.

     Class A, Class B and Class C shareholders of the Fund bear all expenses and fees relating to their respective Distribution and Service Plans. Service Shares bear all expenses and fees relating to its Service and Shareholder Administration Plans. Each class of shares of the Fund separately bears its respective class-specific Transfer Agency fees.

GOLDMAN SACHS RESEARCH SELECT FUND

Notes to Financial Statements (continued)

February 28, 2006 (Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

D. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provision is required. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gains distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gains, or from tax return of capital.

E. Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Fund, including accrued interest, is required to exceed the value of the repurchase agreement, including accrued interest. If the seller defaults or becomes insolvent, realization of the collateral by the Fund may be delayed or limited and there may be a decline in the value of the collateral during the period while the Fund seeks to assert its rights. The underlying securities for all repurchase agreements are held in safekeeping at the Fund’s custodian or designated subcustodians under triparty repurchase agreements.

     Pursuant to exemptive relief granted by the Securities and Exchange Commission (the “SEC”) and terms and conditions contained therein, the Fund, together with other registered investment companies having management or investment advisory agreements with Goldman Sachs Asset Management, L.P. (“GSAM”), or its affiliates, may transfer uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements.

F. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Fund is required to segregate or physically move liquid assets, on the books of their custodian or to respective counterparty, with a current value equal to or greater than the market value of the corresponding transactions.

G. Commission Recapture — The Fund may direct portfolio trades, subject to obtaining best execution, to various brokers who have agreed to rebate a portion of the commissions generated. Such rebates are made directly to the Fund as cash payments and are included in the net realized gain (loss) on investments in the Statement of Operations.

GOLDMAN SACHS RESEARCH SELECT FUND

3. AGREEMENTS

GSAM, an affiliate of Goldman Sachs, serves as investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Fund. Under the Agreement, GSAM manages the Fund, subject to the general supervision of the Trust’s Board of Trustees.

     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAM is entitled to a fee (“Management fee”) computed daily and payable monthly, at an annual rate equal to 1.00% of the Fund’s average daily net assets.
     GSAM has entered into a fee reduction commitment for the Fund which was implemented on a voluntary basis beginning July 1, 2005 and on a contractual basis as of December 29, 2005 to achieve the rates listed below.

Average Daily Net Assets	Annual Rate

Up to $1 billion	1.00%

Next $1 billion	0.90

Over $2 billion	0.86

Additionally, GSAM has voluntarily agreed to waive a portion of its Management fee equal to 0.05% of the Fund’s average daily net assets until further notice. For the six months ended February 28, 2006, GSAM waived approximately $44,100 in Management fees.

     GSAM has voluntarily agreed to limit certain “Other Expenses” of the Fund (excluding Management fees, Distribution and Service fees, Transfer Agency fees and expenses, Service Share fees, taxes, interest, brokerage fees and litigation, indemnification, shareholder meeting and other extraordinary expenses exclusive of any expense offset arrangements) to the extent such expenses exceed, on an annual basis, 0.064% of the average daily net assets of the Fund. Such expense reimbursements, if any, are computed daily and paid monthly.
     In addition, the Fund is not obligated to reimburse GSAM for prior fiscal year expense reimbursements, if any. For the six months ended February 28, 2006, GSAM reimbursed approximately $52,900.
     In addition, the Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the six months ended February 28, 2006, custody fees were reduced by approximately $1,000.
     The Trust, on behalf of the Fund, has adopted Distribution and Service Plans (the “Plans”). Under the Plans, Goldman Sachs and/or authorized dealers are entitled to a monthly fee for distribution services equal to, on an annual basis, 0.25%, 0.75% and 0.75% of the average daily net assets attributable to Class A, Class B and Class C Shares, respectively. Additionally, Goldman Sachs and/or authorized dealers are entitled to receive under the Plans a separate fee for personal and account maintenance services equal to, on an annual basis, 0.25% of the average daily net assets attributable to Class B and Class C Shares.
     Goldman Sachs serves as Distributor of the shares of the Fund pursuant to a Distribution Agreement. Goldman Sachs may retain a portion of the Class A sales load and Class B and Class C contingent deferred sales charges. During the six months ended February 28, 2006, Goldman Sachs has advised the Fund that it retained approximately $1,500 and $200, from Class A and Class B Shares, respectively.
     Goldman Sachs also serves as the Transfer Agent of the Fund for a fee. The fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate as follows: 0.19% of the average daily net assets for Class A, Class B and Class C Shares and 0.04% of the average daily net assets for Institutional and Service Shares.
     The Trust, on behalf of the Fund, has adopted a Service Plan and Shareholder Administration Plan for Service Shares. These plans allow for Service Shares to compensate service organizations for providing varying levels of personal and account administration and shareholder administration services to their customers who are beneficial owners of such shares. The Service Plan and Shareholder Administration Plan provide for compensation to the service organizations in an amount equal to, on an annualized basis, 0.25% and 0.25%, respectively, of the average daily net assets of the Service Shares.
     At February 28, 2006, the amounts owed to affiliates of the Trust were approximately $122,800, $95,500 and $24,300 for Management fees, Distribution and Service fees and Transfer Agent fees.

GOLDMAN SACHS RESEARCH SELECT FUND

Notes to Financial Statements (continued)

February 28, 2006 (Unaudited)

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds from sales and maturities of long-term securities for the six months ended February 28, 2006, were $44,694,023 and $81,355,831, respectively.

     For the six months ended February 28, 2006, Goldman Sachs earned approximately $13,000 of brokerage commissions from portfolio transactions executed on behalf of the Fund.

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the SEC and the terms and conditions contained therein, the Fund may lend its securities through a securities lending agent, Boston Global Advisers (“BGA”), a wholly-owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs and affiliates. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. The market value of the loaned securities is determined at the close of business of the Fund, at their last sale price or official closing price on the principal exchange or system on which they are traded, and any additional required collateral is delivered to the Funds on the next business day. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.

     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the six months ended February 28, 2006 is reported parenthetically under Investment Income on the Statement of Operations. For the six months ended February 28, 2006, BGA earned approximately $40 in fees as securities lending agent. At February 28, 2006, the Fund had no outstanding securities on loan. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.

GOLDMAN SACHS RESEARCH SELECT FUND

6. LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility together with other registered investment companies having management or investment advisory agreements with GSAM. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% of the Fund’s total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. The committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the six months ended February 28, 2006, the Fund did not have any borrowings under this facility.

7. TAX INFORMATION

As of the Fund’s most recent fiscal year end, August 31, 2005, the Fund’s capital loss carryforward on a tax basis was as follows:

Capital loss carryforward*:
Expiring 2010	$(188,226,383)
Expiring 2011	(230,211,382)

Total capital loss carryforward	$(418,437,765)

*	Expiration occurs on August 31 of the year indicated.

     At February 28, 2006, the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

Tax Cost	$141,097,454

Gross unrealized gain	26,138,101
Gross unrealized loss	(993,246)

Net unrealized security gain	$25,144,855

The difference between book-basis and tax-basis unrealized gains is attributable primarily to wash sales.

GOLDMAN SACHS RESEARCH SELECT FUND

Notes to Financial Statements (continued)

February 28, 2006 (Unaudited)

8. OTHER MATTERS

Legal Proceedings — Purported class and derivative action lawsuits were filed in April and May 2004 in the United States District Court for the Southern District of New York against Goldman Sachs Group, Inc. (“GSG”), GSAM and certain related parties, including certain Goldman Sachs Funds including this Fund, and the Trustees and Officers of the Trust. In June 2004, these lawsuits were consolidated into one action and in November 2004 a consolidated and amended complaint was filed against GSG, GSAM, Goldman Sachs Asset Management International (“GSAMI”), Goldman Sachs and certain related parties including certain Goldman Sachs Funds including this Fund, and the Trustees and Officers of the Trust. The Fund in this report, along with certain other investment portfolios of the Trust, were named as nominal defendants in the amended complaint. Plaintiffs filed a second amended consolidated complaint on April 15, 2005. The second amended consolidated complaint alleges violations of the Act and the Investment Advisers Act of 1940. The second complaint also asserts claims involving common law breach of fiduciary duty and unjust enrichment. The complaint alleges, among other things, that between April 2, 1999 and January 9, 2004 (the “Class Period”), GSAM and other defendants made improper and excessive brokerage commission and other payments to brokers that sold shares of the Goldman Sachs Funds and omitted statements of fact in registration statements and reports filed pursuant to the Act which were necessary to prevent such registration statements and reports from being materially false and misleading. The complaint further alleges that the Goldman Sachs Funds paid excessive and improper advisory fees to Goldman Sachs. The complaint also alleges that GSAM and GSAMI used 12b-1 fees for improper purposes and made improper use of soft dollars. The complaint further alleges that the Trust’s Officers and Trustees breached their fiduciary duties in connection with the foregoing. On January 13, 2006, all claims against the defendants were dismissed by the U.S. District Court. On February 22, 2006 the plaintiffs appealed this decision.

     Based on currently available information, GSAM and GSAMI believe that the likelihood that the pending purported class action and derivative action lawsuit will have a material adverse financial impact on the Funds is remote, and the pending action is not likely to materially affect their ability to provide investment management services to their clients, including the Goldman Sachs Funds.

GOLDMAN SACHS RESEARCH SELECT FUND

9. SUMMARY OF SHARE TRANSACTIONS

Share activity is as follows:

	For the Six Months Ended		For the Year Ended
	February 28, 2006		August 31, 2005

	Shares	Dollars	Shares	Dollars

Class A Shares
Shares sold	154,947	$1,102,002	389,956	$2,645,107
Shares converted from Class B(a)	24,981	178,845	17,538	118,017
Shares repurchased	(1,765,229)	(12,725,670)	(4,731,921)	(31,874,324)

	(1,585,301)	(11,444,823)	(4,324,427)	(29,111,200)

Class B Shares
Shares sold	40,295	282,652	149,704	964,102
Shares converted to Class A(a)	(26,005)	(178,845)	(18,172)	(118,017)
Shares repurchased	(2,597,353)	(17,976,445)	(5,284,205)	(34,421,895)

	(2,583,063)	(17,872,638)	(5,152,673)	(33,575,810)

Class C Shares
Shares sold	25,268	174,499	868,563	5,827,529
Shares repurchased	(860,580)	(5,942,037)	(3,055,386)	(20,136,823)

	(835,312)	(5,767,538)	(2,186,823)	(14,309,294)

Institutional Shares
Shares sold	28,516	210,301	66,297	456,412
Reinvestment Shares	178	1,322	—	—
Shares repurchased	(65,130)	(476,302)	(175,922)	(1,199,372)

	(36,436)	(264,679)	(109,625)	(742,960)

Service Shares
Shares sold	10	75	26	175
Shares repurchased	(2,088)	(15,097)	(26)	(175)

	(2,078)	(15,022)	—	—

NET DECREASE	(5,042,190)	$(35,364,700)	(11,773,548)	$(77,739,264)

(a)	Class B Shares will automatically convert into Class A Shares at the end of the calendar quarter that is eight years after the initial purchase date of either the Fund or another Goldman Sachs Fund.

GOLDMAN SACHS RESEARCH SELECT FUND

Financial Highlights

Selected Data for a Share Outstanding Throughout Each Period

		Income (loss) from				Distributions
		investment operations				to shareholders

	Net asset
	value,	Net		Net realized	Total from	From net	Net asset
	beginning	investment		and unrealized	investment	investment	value, end	Total
Year - Share Class	of period	income (loss)(a)		gain (loss)	operations	income	of period	return(b)

FOR THE SIX MONTHS ENDED FEBRUARY 28, (Unaudited)

2006 - A	$7.02	$—	(d)	$0.48	$0.48	$—	$7.50	6.84%
2006 - B	6.75	(0.02)		0.46	0.44	—	7.19	6.52
2006 - C	6.75	(0.02)		0.46	0.44	—	7.19	6.52
2006 - Institutional	7.16	0.02		0.50	0.52	(0.01)	7.67	7.20
2006 - Service	6.98	—	(d)	0.52	0.52	—	7.50	7.45
FOR THE YEARS ENDED AUGUST 31,

2005 - A	6.33	0.03	(e)	0.66	0.69	—	7.02	10.90
2005 - B	6.14	(0.02	)(e)	0.63	0.61	—	6.75	9.93
2005 - C	6.14	(0.02	)(e)	0.63	0.61	—	6.75	9.93
2005 - Institutional	6.44	0.06	(e)	0.66	0.72	—	7.16	11.18
2005 - Service	6.31	0.02	(e)	0.65	0.67	—	6.98	10.62

2004 - A	5.65	(0.01)		0.69	0.68	—	6.33	12.04
2004 - B	5.52	(0.05)		0.67	0.62	—	6.14	11.23
2004 - C	5.52	(0.05)		0.67	0.62	—	6.14	11.23
2004 - Institutional	5.73	0.02		0.69	0.71	—	6.44	12.39
2004 - Service	5.64	(0.01)		0.68	0.67	—	6.31	11.88

2003 - A	4.99	(0.02)		0.68	0.66	—	5.65	13.23
2003 - B	4.90	(0.05)		0.67	0.62	—	5.52	12.65
2003 - C	4.91	(0.05)		0.66	0.61	—	5.52	12.42
2003 - Institutional	5.03	—	(d)	0.70	0.70	—	5.73	13.92
2003 - Service	4.98	(0.02)		0.68	0.66	—	5.64	13.25

2002 - A	7.07	(0.04)		(2.04)	(2.08)	—	4.99	(29.42)
2002 - B	7.01	(0.08)		(2.03)	(2.11)	—	4.90	(30.10)
2002 - C	7.02	(0.08)		(2.03)	(2.11)	—	4.91	(30.06)
2002 - Institutional	7.11	(0.01)		(2.07)	(2.08)	—	5.03	(29.25)
2002 - Service	7.07	(0.04)		(2.05)	(2.09)	—	4.98	(29.56)

2001 - A	10.77	(0.06)		(3.64)	(3.70)	—	7.07	(34.35)
2001 - B	10.76	(0.13)		(3.62)	(3.75)	—	7.01	(34.85)
2001 - C	10.77	(0.13)		(3.62)	(3.75)	—	7.02	(34.82)
2001 - Institutional	10.78	(0.03)		(3.64)	(3.67)	—	7.11	(34.04)
2001 - Service	10.78	(0.08)		(3.63)	(3.71)	—	7.07	(34.35)

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Total returns for periods less than one full year are not annualized. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of Fund shares.
(c)	Annualized.
(d)	Less than $0.005 per share.
(e)	Reflects a special dividend which amounted to $0.03 per share and 0.39% of average net assets.

 The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS RESEARCH SELECT FUND

					Ratios assuming no
					expense reductions

			Ratio of				Ratio of
Net assets	Ratio of		net investment		Ratio of		net investment
at end of	net expenses		income (loss)		total expenses		income (loss)		Portfolio
period	to average		to average		to average		to average		turnover
(in 000s)	net assets		net assets		net assets		net assets		rate

$55,028	1.45	%(c)	0.09	%(c)	1.56	%(c)	(0.02	)% (c)	25%
79,066	2.20	(c)	(0.66	)(c)	2.31	(c)	(0.77	)(c)	25
30,427	2.20	(c)	(0.66	)(c)	2.31	(c)	(0.77	)(c)	25
2,021	1.05	(c)	0.50	(c)	1.16	(c)	0.39	(c)	25
1	1.55	(c)	0.11	(c)	1.66	(c)	0.00	(c)	25

62,597	1.49		0.49	(e)	1.63		0.35	(e)	51
91,665	2.24		(0.26	)(e)	2.38		(0.40	)(e)	51
34,207	2.24		(0.26	)(e)	2.38		(0.40	)(e)	51
2,149	1.09		0.89	(e)	1.23		0.75	(e)	51
16	1.59		0.34	(e)	1.73		0.20	(e)	51

83,908	1.50		(0.11)		1.57		(0.18)		41
115,016	2.25		(0.86)		2.32		(0.93)		41
44,543	2.25		(0.86)		2.32		(0.93)		41
2,638	1.10		0.29		1.17		0.22		41
14	1.60		(0.20)		1.67		(0.27)		41

103,749	1.52		(0.35)		1.58		(0.41)		121
136,103	2.27		(1.10)		2.33		(1.16)		121
60,290	2.27		(1.10)		2.33		(1.16)		121
2,810	1.12		0.04		1.18		(0.02)		121
13	1.62		(0.43)		1.68		(0.49)		121

129,737	1.51		(0.57)		1.54		(0.60)		107
153,395	2.26		(1.32)		2.29		(1.35)		107
78,434	2.26		(1.32)		2.29		(1.35)		107
5,220	1.11		(0.18)		1.14		(0.21)		107
11	1.61		(0.66)		1.64		(0.69)		107

304,677	1.50		(0.73)		1.53		(0.76)		171
303,539	2.25		(1.48)		2.28		(1.51)		171
169,576	2.25		(1.48)		2.28		(1.51)		171
17,077	1.10		(0.32)		1.13		(0.35)		171
13	1.60		(0.91)		1.63		(0.94)		171

GOLDMAN SACHS RESEARCH SELECT FUND

 Fund Expenses (Unaudited) — Six Month Period Ended February 28, 2006

As a shareholder of Class A, Class B, Class C, Institutional or Service Shares of the Fund you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments (with respect to Class A Shares), contingent deferred sales charges (loads) on redemptions (with respect to Class B and Class C Shares), and redemption fees (with respect to Class A, Class B, Class C, Institutional and Service Shares, if any); and (2) ongoing costs, including management fees; distribution and service (12b-1) fees (with respect to Class A, Class B and Class C Shares); and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in Class A, Class B, Class C, Institutional and Service Shares of the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from September 1, 2005 through February 28, 2006.

Actual Expenses — The first line under each share class in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line under each share class in the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which are not the Fund’s actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

				Expenses Paid for the
	Beginning Account	Ending Account Value		6 months ended
Share Class	Value 9/1/05	2/28/06		2/28/06*

Class A
Actual	$1,000.00	$1,068.40		$7.45
Hypothetical 5% return	1,000.00	1,017.59	+	7.27

Class B
Actual	1,000.00	1,065.20		11.28
Hypothetical 5% return	1,000.00	1,013.87	+	11.00

Class C
Actual	1,000.00	1,065.20		11.28
Hypothetical 5% return	1,000.00	1,013.87	+	11.00

Institutional
Actual	1,000.00	1,072.00		5.41
Hypothetical 5% return	1,000.00	1,019.57	+	5.28

Service
Actual	1,000.00	1,074.50		7.98
Hypothetical 5% return	1,000.00	1,017.10	+	7.76

*	Expenses for each share class are calculated using the Fund’s annualized expense ratio for each class, which represents the ongoing expenses as a percentage of net assets for the six months ended February 28, 2006. Expenses are calculated by multiplying the annualized expense ratio by the average account value for the period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the calendar year. Expense ratios for the most recent fiscal half year may differ from expense ratios based on one-year data in the financial highlights. The expense ratios for the period were 1.45%, 2.20%, 2.20%, 1.05% and 1.55% for Class A, Class B, Class C, Institutional Class and Service Class, respectively.

+	Hypothetical expenses are based on the Fund’s actual annualized expense ratios and an assumed rate of return of 5% per year before expenses.

FUNDS PROFILE

Goldman Sachs Funds

Goldman Sachs is a premier financial services firm, known since 1869 for creating thoughtful and customized investment solutions in complex global markets.

Today, The Investment Management Division of Goldman Sachs serves a diverse set of clients worldwide, including private institutions, public entities and individuals. With portfolio management teams located around the world — and $526.4 billion in assets under management as of December 31, 2005 — our investment professionals bring firsthand knowledge of local markets to every investment decision, making us one of the few truly global asset managers.

GOLDMAN SACHS FUNDS

In building a globally diversified portfolio, you can select from more than 50 Goldman Sachs Funds and gain access to investment opportunities across borders, investment styles, asset classes and security capitalizations.

International Equity Funds
▪  Asia Equity Fund[2] ▪  Emerging Markets Equity Fund
▪  International Small Cap Fund[2] ▪  Japanese Equity Fund
▪  European Equity Fund
▪  International Equity Fund
▪ Structured International Equity Fund[2]	Domestic Equity Funds
▪  Small Cap Value Fund
▪  Structured Small Cap Equity Fund[2] ▪  Small/Mid Cap Growth Fund
▪  Growth Opportunities Fund
▪  Mid Cap Value Fund
▪  Concentrated Growth Fund
▪  Research Select FundSM
▪  Strategic Growth Fund
▪  Capital Growth Fund
▪  Large Cap Value Fund
▪  Growth and Income Fund
▪  Structured Large Cap Growth Fund[2] ▪  Structured Large Cap Value Fund[2] ▪  Structured U.S. Equity Fund[2] Asset Allocation Funds
▪  Balanced Fund
▪ Asset Allocation Portfolios	Specialty Funds
▪  Tollkeeper FundSM
▪  Structured Tax-Managed Equity Fund[2] ▪  U.S. Equity Dividend and Premium Fund
▪  Real Estate Securities Fund

Fixed Income Funds
▪  Emerging Markets Debt Fund
▪  High Yield Fund
▪  High Yield Municipal Fund
▪  Global Income Fund
▪  Investment Grade Credit Fund
▪  Core Fixed Income Fund
▪  Government Income Fund
▪  U.S. Mortgages Fund
▪  Municipal Income Fund
▪  California Intermediate AMT-Free Municipal Fund
▪  New York Intermediate AMT-Free Municipal Fund
▪  Short Duration Tax-Free Fund
▪  Short Duration Government Fund
▪  Ultra-Short Duration Government Fund
▪  Enhanced Income Fund

Money Market Funds[1]

[1]	An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.

[2]	Effective December 30, 2005, the Asia Growth Fund was renamed the Asia Equity Fund and the International Growth Opportunities Fund was renamed the International Small Cap Fund. Also effective December 30, 2005, the CORESM International Equity, CORESM Small Cap Equity, CORESM Large Cap Growth, CORESM Large Cap Value and CORESM U.S. Equity Funds were renamed, respectively, the Structured International Equity, Structured Small Cap Equity, Structured Large Cap Growth, Structured Large Cap Value and Structured U.S. Equity Funds. Effective January 6, 2006, the CORESM Tax-Managed Equity Fund was renamed the Structured Tax-Managed Equity Fund.

The Goldman Sachs Research Select FundSM and Tollkeeper FundSM are registered service marks of Goldman, Sachs & Co.

GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, 32ND FLOOR, NEW YORK, NEW YORK 10005

TRUSTEES Ashok N. Bakhru, Chairman John P. Coblentz, Jr. Patrick T. Harker Mary Patterson McPherson Alan A. Shuch Wilma J. Smelcer Richard P. Strubel Kaysie P. Uniacke	OFFICERS Kaysie P. Uniacke, President James A. Fitzpatrick, Vice President James A. McNamara, Vice President John M. Perlowski, Treasurer Howard B. Surloff, Secretary

GOLDMAN , SACHS & CO. Distributor and Transfer Agent	GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

Visit our Web site at www.gs.com/funds to obtain the most recent month-end returns

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how a Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (I) without charge, upon request by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders); and (II) on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. Beginning the fiscal quarter ended November 30, 2004 and every first and third fiscal quarter thereafter, the Fund’s Form N-Q will become available on the SEC’s website at http://www.sec.gov within 60 days after the Fund’s first and third fiscal quarters. When available, the Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may also be obtained by calling 1-800-SEC-0330. When available, Form N-Q may be obtained upon request and without charge by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders).

The Fund may invest in foreign securities, which may be more volatile and less liquid than investment in U.S. securities and will be subject to the risks of currency fluctuations and sudden economic or political developments. At times, the Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all. The Fund may invest in fixed income securities. Investments in fixed income securities are subject to the risks associated with debt securities including credit and interest rate risk.

Holdings and allocations may not be representative of current or future investments. Holdings and allocations may not include the Fund’s entire investment portfolio, which may change at any time. Fund holdings should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

Goldman Sachs Research Select FundSM is a registered service mark of Goldman, Sachs & Co.

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus. Please consider a Fund’s objectives, risks, and charges and expenses, and read the Prospectus carefully before investing. The Prospectus contains this and other information about the Funds.

Copyright 2006 Goldman, Sachs & Co. All rights reserved.	06-460 / RESSAR / 21.4K / 04-06